CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                     OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                         AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                         SERIES B CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                         CANDLEWOOD HOTEL COMPANY, INC.

           ----------------------------------------------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

           ----------------------------------------------------------


         Candlewood Hotel Company, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at a telephone meeting called and held on June 30, 1998 adopted the following resolution, which resolution remains in full force and effect on the date hereof;

         RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $.01 per share, which series shall be designated as "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock"), shall consist of 42,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

         (i) Designation and Amount. The designation of the series of the Preferred Stock shall be "Series B Cumulative Convertible Preferred Stock," par value $.01 per share (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be 42,000. The Series B Preferred Stock shall be assigned a stated value of $1,000 per share (the "Stated Value").

         (ii) Dividends. (a) Rate, etc. The holders of shares of Series B Preferred Stock as of the related Dividend Record Date (as defined below) shall be entitled to receive, when and if declared by the Board of Directors out of funds
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                                                                               2

legally available therefor, dividends from the date of issue thereof, at an annual rate on the Stated Value equal to 7.5% (the "Dividend Rate"), calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable quarterly, in arrears, on the last day in August, November, February and May of each year (each a "Dividend Payment Date"), commencing on August 31, 1998 until such time as the Series B Preferred Stock is redeemed or retired in full; provided, that, if pursuant to paragraph (vi)(a) the Dividend Rate is increased to 12.0% per annum, from and after the date of such increase the Dividend Rate shall be 12.0% per annum. Upon conversion of any shares of Series B Preferred Stock, dividends shall be paid as provided in clause (vi); provided, however, that with respect to such first Dividend Payment Date, the holders of shares of Series B Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, a cumulative cash dividend in respect of each share of Series B Preferred Stock in the amount of (i) $18.75 multiplied by (ii) a fraction equal to (A) the number of days from (and including) the date of issue thereof to (but excluding) such Dividend Payment Date divided by (B) 90. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day with the same effect as though made on such Dividend Payment Date. The term "Business Day" shall mean a day other than a Saturday or Sunday, any federal holiday or any day on which banks in the City of New York are closed. Such dividends shall be payable in cash. Such dividends shall accrue and be cumulative with respect to each share from the date of original issuance and shall compound on each Dividend Payment Date, beginning August 31, 1998, with respect to any accrued dividends not paid on any such Dividend Payment Date, whether or not earned or declared. Except as otherwise required by law, the "Dividend Record Date" with respect to the next succeeding Dividend Payment Date shall be the date 10 Business Days prior to such Dividend Payment Date.

                  (b) Rank, etc. Unless full dividends, if applicable, on all outstanding shares of Series B Preferred Stock which have previously become due and payable, have been paid or are contemporaneously declared and paid (or declared and a sum sufficient for the payment thereof is set apart for such payment), the Corporation shall not (1) declare or pay any dividend on (A) the Series B Preferred Stock, except if such dividend is allocated pro rata on a share-by-share basis among all shares of Series B Preferred Stock at that time outstanding, (B) the Series A Preferred Stock (as defined below) or any other class of Parity Stock (as defined below), except if such dividend is allocated pro rata on a share-by-share basis among all shares of Series B Preferred Stock, Series A Preferred Stock and any other class of Parity Stock at that time outstanding taken together as a class, (C) the common stock, $.01 par value per share (the "Common Stock"), of the Corporation or (D) on any other class or series of stock ranking junior to the Series B Preferred Stock as to dividends or upon liquidation (the Common Stock and any such junior class or series being the "Junior Stock") or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other

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                                                                               3

retirement of, any Junior Stock or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in shares of Junior Stock) or (2) purchase any shares of Series B Preferred Stock (except for consideration payable in Junior Stock) or redeem fewer than all of the shares of Series B Preferred Stock then outstanding.

                  (iii) Liquidation. (a) Preference Upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (any or all of such events, a "liquidation"), whether voluntary or involuntary, subject to the prior preferences and other rights of any Senior Stock (as defined below), if any, as to liquidation preferences, the holders of shares of Series B Preferred Stock then outstanding shall be entitled pari passu as if members of a single class of securities with the holders of any Parity Stock (as defined below), if any, to be paid out of the assets of the Corporation before any payment shall be made to the holders of the Junior Stock, an amount equal to the Stated Value plus any accrued but unpaid dividends (the "Liquidation Amount"). Except as provided in this paragraph, holders of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. The term "Senior Stock" shall mean any class or series of stock of the Corporation authorized after the date of issuance of the Series B Preferred Stock in accordance with clause (v)(b) hereof ranking senior to the Series B Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation and the term "Parity Stock" shall mean the Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of the Corporation and any class or series of stock of the Corporation authorized after the date of issuance of the Series B Preferred Stock in accordance with clause (v)(b) hereof ranking on a parity with the Series B Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation.

                  (b) Preference on Merger, Consolidation or Sale of Assets. Alternatively, in the event of a liquidation pursuant to clause (iii)(e) of this Certificate of Designation, a holder of shares of Series B Preferred Stock may elect to convert any or all of such holder's shares of Series B Preferred Stock into shares of Common Stock in accordance with clause (vi) of this Certificate of Designation, in which event the holders electing to convert shall be entitled to receive, together with the other holders of shares of Common Stock, pro rata based on the number of shares of Common Stock then outstanding and the number of shares of Common Stock into which the Series B Preferred Stock shall have been converted pursuant to such election, the remaining cash and/or other property distributable to holders of Common Stock if, as and when such remaining cash and/or other properties is distributed by the Corporation.

                  (c) Insufficient Assets. If, upon any liquidation of the Corporation, the assets of the Corporation are insufficient to pay the holders of shares of the Series B Preferred Stock and any Parity Stock, if any, then outstanding the full amount to which they shall be entitled, such assets shall be distributed to each holder of the Series B Preferred Stock and Parity Stock, if any, pro rata based on the number of shares of Series B Preferred Stock and Parity Stock, if any, held by each.

                  (d) Rights of Other Holders. In the event of any liquidation, after payment shall have been made to the holders of the Series B Preferred Stock and Parity Stock, if any, of all preferential amounts to which they shall be entitled, the holders of shares of Junior Stock and other capital stock of the Corporation shall receive such amounts as to which they are entitled by the terms thereof.

                  (e) Consolidation, Merger or Sale of Assets. A consolidation or merger of the Corporation with or into any other corporation (excluding a merger in which the Corporation is the surviving entity or merger into a wholly-owned subsidiary), or a sale or transfer of all or substantially all of the Corporation's assets for cash or securities shall be considered a liquidation within the meaning of this clause (iii). Nothing contained in this paragraph (iii)(e) shall affect the rights of any holder of shares of Series B Preferred Stock under paragraph (iv)(b) hereof.

         (iv) Redemption. (a) (i) Optional Redemption. The Series B Preferred Stock shall be subject to redemption, at the option of the Corporation, in whole or from time to time in part, at any time subsequent to September 30, 1999 at a per share redemption price equal to 200% of the Stated Value plus accrued but unpaid dividends to the date of such redemption, payable in cash or out of funds legally available therefor (an "Optional Redemption").

                           (ii) Mandatory Redemption. All outstanding shares of
Series B Preferred Stock shall be redeemed by the Corporation on September 30, 2004 (the "Mandatory Redemption Date"), at a per share redemption price equal to the Liquidation Amount, payable in cash out of funds legally available therefor (the "Mandatory Redemption").

                  (b) Change of Control. Upon the occurrence of a Change of Control Event (as hereafter defined), the Corporation shall offer to redeem all outstanding shares of Series B Preferred Stock for a price per share equal to the greater of (i) 175% of the Stated Value or (ii) the Liquidation Amount, payable in cash. A "Change of Control Event" shall mean (x) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than a group comprised entirely of the Purchasers), of beneficial ownership, direct or indirect, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding equity securities or (y) the acquisition of the Corporation, or all or substantially all of its assets, by, or the combination of the Corporation or all or substantially all of its assets, with, another Person, unless the acquiring or surviving Person shall be a corporation, limited liability company, partnership or other entity more than 50% of the combined voting power of which corporation's then outstanding equity securities, after such acquisition or combination, are owned, immediately after such acquisition or combination, by the owners of more than 50% of the voting securities of the Corporation immediately prior to such acquisition or combination (the "Significant Transaction"); provided, however, that the Corporation shall not be required to redeem any shares of Series B Preferred Stock held by a member of a group described in clause (x) above (but including a group comprised entirely of the Purchasers) in connection with a Change in Control Event occurring prior to August 27, 1999. When used herein the term "Person" shall mean and include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

                  (c) Notice of Redemption. The Corporation shall give each holder of Series B Preferred Stock written notice of any Optional Redemption not less than thirty (30) days nor more than forty-five (45) days prior to the proposed redemption date, specifying such redemption date (each, an "Optional Redemption Date"), the per share redemption price and the number of such holder's shares to be redeemed on such date. The Corporation shall give each holder of Series B Preferred Stock written notice (a "Notice of Anticipated Change of Control Event") within twenty (20) days after the Corporation or any of its executive officers or directors obtains knowledge that a Change of Control Event is likely to occur and the material facts and circumstances of such Change of Control Event; provided, that in the case of a proposed Significant Transaction, the Corporation shall give each holder of Series B Preferred Stock a Notice of Anticipated Change of Control not less than forty-five (45) days prior to the date the Significant Transaction is scheduled to occur. The Corporation shall give each holder of Series B Preferred Stock written notice (a "Notice of Occurrence of Change of Control Event") within five
(5) days after the Corporation or any of its executive officers or directors obtain knowledge of the occurrence of a Change of Control Event specifying that a Change of Control Event has occurred, the material facts and circumstances of such Change of Control Event, the redemption date, the per share redemption price, and instructions that a holder of Series B Preferred Stock must follow in order to have his shares redeemed. The redemption date for any Change of Control Event (each a "Change of Control Redemption Date") shall be the twenty-fifth date following such Change of Control Event; provided, that, if such redemption date is not a Business Day, the redemption date shall be the first Business Day thereafter. Upon receipt of a Notice of Change of Control Event, a holder of shares of Series B Preferred Stock may, at his option, elect to have the Corporation redeem all of such shares of Series B Preferred Stock by providing written notice to the Corporation of such election not less than five (5) days prior to the specified Change of Control Redemption Date. In the event some or all of such shares of Preferred Stock are not tendered for redemption, the holder of such shares not so tendered shall be deemed to have consented to the redemption by the Corporation of any Junior Stock being prepaid, redeemed, retired or exchanged pursuant to a Change of Control Event, notwithstanding any approval rights of holders of Series B Preferred Stock pursuant to clause (v) hereof. If the applicable redemption date is on or after a Dividend Record Date and on or before the related Dividend Payment Date, the dividend payable shall be paid to the holder in whose name the Series B Preferred Stock is registered at the close of business on such record date. In the case of an Optional Redemption of less than all shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, consistent with Delaware law.

                  (d)  Failure to Redeem. (A) If, upon the Mandatory
Redemption Date, the Corporation does not redeem all outstanding shares of Series B Preferred Stock at the per share price specified in clause (iv)(a)(ii), the Corporation shall issue to each holder of Series B Preferred Stock on such Redemption Date and on each three month anniversary thereof (each a "Warrant Payment Date"), warrants to purchase twenty-five percent (25%) of the number of shares of Common Stock (rounded to the nearest whole share) into which such holder's outstanding shares of Series B Preferred Stock would be convertible on such Warrant Payment Date at the then current Conversion Price. Such warrants shall be immediately exercisable with respect to each share of Common Stock for $.01 and shall be in the form of the warrant attached as Exhibit E to the Securities Purchase Agreement, dated as of June 30, 1998 (the "Securities Purchase Agreement"), among the Corporation and the parties thereto. (B) If, upon the Change of Control Redemption Date, the Corporation does not redeem all shares of Series B Preferred Stock tendered for redemption pursuant to clause
(iv)(c) hereof, the Conversion Price (as defined below) shall be reduced to the lower of (1) the then applicable Conversion Price or (2) the Market Price (as defined below) per share of Common Stock on the Redemption Date divided by 1.75; provided, however, that under no circumstances shall the Conversion Price be reduced to a level that is less than the par value of the Common Stock.

                  (e) Effect of Redemption. On the date established for redemption pursuant to clause (iv) hereof, all rights in respect of the shares of Series B Preferred Stock to be redeemed, except the right to receive the applicable redemption price, plus accrued dividends, if any, to the date of redemption, shall cease and terminate (unless default shall be made by the Corporation in the payment of the applicable redemption price, plus accrued dividends, if any, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, notwithstanding that any certificates representing such shares shall not have been surrendered to the Corporation. All shares of Series B Preferred Stock redeemed pursuant to this clause (iv) shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series or class and may thereafter be reissued, subject to compliance with the terms hereof, as shares of any series of preferred stock other than shares of Series B Preferred Stock.

                  (f) Insolvency of Corporation. If, upon the Mandatory Redemption Date or any Change of Control Redemption Date, the payment of the full
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                                                                               7

amount of redemption payments due on such date would render the Corporation insolvent (as determined in accordance with either the then applicable definition in the United States Bankruptcy Code or then applicable definition of any state fraudulent conveyance or fraudulent transfer statute), any liquidation of the Corporation in connection with such redemption shall require the consent of the holders of 66-2/3% of the Series B Preferred Stock and no other consent of any holder of any other equity securities of the Corporation, except as otherwise required by Delaware law, and in the event of such consent the Corporation shall be liquidated and the assets of the Corporation distributed in accordance with the provisions of clause (iii) of this Certificate of Designation.

                  (g) Conversion Prior to Redemption. Anything to the contrary in this clause (iv) of this Certificate of Designation notwithstanding, the holders of Series B Preferred Stock shall have the right, exercisable at any time prior to the date set for redemption thereof, to convert all or any part of such Series B Preferred Stock into shares of Common Stock pursuant to clause
(vi) hereof.

                  (h) Funds for Redemption. No share of Series B Preferred Stock may be redeemed except with funds legally available therefor.

         (v)  Voting Rights. (a)  Voting as a Class with the Common Stock.
The holders of the Series B Preferred Stock shall be entitled to vote together with the holders of shares of Common Stock and any other class or series of capital stock entitled to vote with the Common Stock as a single class on all matters to be voted upon by the Common Stock, and shall not have any additional voting rights other than the rights specified below in this clause (v) or otherwise required by law. Each holder of Series B Preferred Stock shall be entitled to such number (rounded to the nearest whole number) of votes as such holder would be entitled if such holder had converted the shares of Series B Preferred Stock held by such holder into shares of Common Stock pursuant to clause (vi) hereof immediately prior to such vote.

                  (b) Additional Capital Stock, etc. The Corporation shall not, without the affirmative consent or approval of the holders of shares representing 66-2/3% of the shares of Series B Preferred Stock then outstanding, voting as a single class (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Corporation's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series B Preferred Stock): (i) authorize the issuance of or issue any new, or increase the authorized number of shares of any existing, class or series of capital stock of the Corporation which would be senior or superior as to dividends or upon liquidation to the Series B Preferred Stock, (ii) issue any shares of preferred stock authorized in the Certificate of Incorporation or create any other class or series of stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, (iii) authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation which would be senior or superior to, or rank on a parity with, the Series B Preferred Stock as to dividends or upon liquidation, (iv) reissue any shares of Series B Preferred Stock that have been redeemed or purchased by the Corporation, (v) take any action, including, causing any amendment, alteration or repeal of any of the provisions of the Corporation's Certificate of Incorporation that may alter or change the powers, preferences or special rights of (i) the shares of Series B Preferred Stock so as to affect the holders thereof adversely, or (ii) shares of Parity Stock, (vi) effect any redemption or repurchase of any Junior Stock other than in connection with the cashless exercise of options, or upon the exercise by the Corporation of its repurchase rights (up to a maximum of $250,000 in the aggregate) as to Common Stock issued to employees of the Corporation upon a termination of such employment, (vii) increase the number of members on the Board of Directors (except by one, in connection with the election of the President of the Company to the Board of Directors), (viii) file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts, make an assignment for the benefit of creditors, permit an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or seeking appointment of a receiver to remain unchallenged or otherwise seek or permit remedies for insolvency or (ix) effect any redemption or repurchase of any Parity Stock other than a redemption or repurchase which is pro rata among the Series B Preferred Stock and all Parity Stock taken together as a class. Notwithstanding any other provision in this Certificate of Designation, (1) upon the consent or approval of holders of shares representing 66-2/3% of the shares of Series B Preferred Stock then outstanding, voting as a single class and (2) with such other votes or consents as may be required by Delaware law, the rules and regulations of the Securities and Exchange Commission, the regulations of the NASDAQ or other securities exchange applicable to the Corporation or pursuant to the Company's Certificate of Incorporation, the Corporation may take any such action referenced in the preceding clauses (i)-(ix).

         (vi) Conversion Rights. (a) Optional Conversion of Series B Preferred Stock. The holder of any shares of Series B Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any or all of such holder's shares of Series B Preferred Stock into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as determined for each share of Series B Preferred Stock by dividing the Stated Value by the "Conversion Price" in effect at the time of such conversion. The "Conversion Price" shall be $9.50 per share of Series B Preferred Stock, subject to the adjustments set forth herein; provided, however, that if the Corporation fails to pay, in cash, any and all dividends accrued, for any two Dividend Payment Dates, whether consecutive or not (a "Dividend Default"), the Conversion Price shall be reduced by $.50 for each such Dividend Default as of the date of the occurrence of each such Dividend Default; and provided, further, that if the Corporation fails to pay any and all accrued dividends on August 31, 1998, the Conversion Price shall be reduced by $1.00; in each case subject to adjustment as otherwise provided herein; provided, however, that a default in the payment of any dividends accrued and unpaid as of August 31, 1998 shall not be combined with any other default to constitute a Dividend Default; provided, that in no event shall the Conversion Price be reduced pursuant to this paragraph (vi)(a) by an aggregate amount in excess of $2.00 (the "Maximum Amount"). (A) If a Dividend Default occurs at any time after the Conversion Price has been reduced pursuant to this paragraph (vi)(a) by an aggregate amount equal to the Maximum Amount, then the Dividend Rate shall be increased to 12.0% per annum, or, (B) if as a result of a Dividend Default the Conversion Price would (were it not for the last proviso of the immediately preceding sentence) be reduced pursuant to this paragraph (vi)(a) by an aggregate amount in excess of the Maximum Amount, then the Conversion Price shall be reduced by such additional amount so that the aggregate amount by which the Conversion Price is reduced pursuant to this paragraph (vi)(a) is equal to the Maximum Amount and the Dividend Rate shall be increased to 12.0% per annum. The Conversion Shares and the Conversion Price are subject to certain adjustments as set forth herein, and the terms Conversion Shares and Conversion Price as used herein shall as of any time be deemed to include all such adjustments to be given effect as of such time in accordance with the terms hereof; provided, further, that under no circumstances shall the Conversion Price be reduced to a level that is less than the par value of the Common Stock.

         Upon the exercise of the option of the holder of any shares of Series B Preferred Stock to convert Series B Preferred Stock into Common Stock, the holder of such shares of Series B Preferred Stock to be converted shall surrender the certificates representing the shares of Series B Preferred Stock so to be converted in the manner provided in clause (vi)(c) below. Immediately following such conversion, the rights of the holders of converted Series B Preferred Stock (other than the right to receive dividends accrued to the date of such conversion) shall cease and the persons entitled to receive the Common Stock upon the conversion of Series B Preferred Stock shall be treated for all purposes (other than the right to receive dividends accrued to the date of such conversion) as having become the owners of such Common Stock.

                  (b) Automatic Conversion. Subsequent to March 31, 2000, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Price if (i) the Common Stock has traded for a period of not less than twenty (20) consecutive days with an average of not less than 300,000 shares per day and at a price per share of not less than 200% of the then applicable Conversion Price and (ii) the Corporation at its sole expense shall have caused to become effective within 90 days of such twenty (20) consecutive day period a registration statement under the Securities Act with respect to at least the number of shares equal to a 50% of the shares of Common Stock into which the Series B Preferred Stock then outstanding is convertible at the then applicable Conversion Price (or such lesser number as shall have been requested to be registered by the holders of the Series B Preferred Stock, following notice from the Company) and shall have caused all such shares to be sold (allocated pro rata among holders of such Series B Preferred Stock in relation to the number of shares requested to be registered pursuant to an underwritten public offering in accordance with the provisions of Section 5 of the Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") dated as of July 10, 1998 among the Corporation and the parties thereto (or a registered but not underwritten sale to one or more nationally recognized registered broker/dealers for resale through a public distribution) at a per share price to each selling holder of not less than 200% of the Conversion Price, less 1% of the then applicable Market Price.

                  (c) Delivery of Stock Certificates; No Fractional Shares. The holder of any shares of Series B Preferred Stock may exercise the optional conversion right pursuant to clause (vi)(a) above by delivering to the Corporation or its duly authorized transfer agent during regular business hours at the office of the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned either in blank or to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares and shall provide a certificate to the Corporation or its duly authorized transfer agent as to the date of such conversion. Upon the occurrence of an automatic conversion pursuant to clause (vi)(b) above, the Corporation shall deliver notice to each holder of Series B Preferred Stock and the holder of any shares of Series B Preferred Stock shall deliver to the Corporation at the office of the Corporation the certificate or certificates for all shares of Series B Preferred Stock then held by such holder, duly endorsed or assigned either in blank or to the Corporation (if requested by it). Conversion shall be deemed to have been effected (1) in the case of an optional conversion, on the date when the aforesaid delivery of stock certificates is made if such day is a Business Day and otherwise on the Business Day following the date of the aforesaid delivery, and (2) in the case of an automatic conversion pursuant to clause (vi)(b), upon the effective date of the registration statement (provided that if the shares registered thereunder are not sold no Conversion Date shall be deemed to have occurred) and in each case such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation, through its transfer agent, shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, as provided below; provided, however, that in the case of a conversion in connection with liquidation, no such certificates need be issued. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become the stockholder of record in respect of such Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become the stockholder of record in respect of such Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a stock certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the stock certificate so
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                                                                              11

surrendered for conversion, at the expense of the Corporation, a new stock certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered. Any transfer taxes applicable to the above described transactions shall be paid by such transferee. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Preferred Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                  (d) No Fractional Shares of Common Stock. (1) No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock and in lieu thereof, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then current Market Price (as defined in clause (vi)(e)(8) below) of a share of Common Stock multiplied by such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests. In determining the number of shares of Common Stock and the payment, if any, in lieu of fractional shares that a holder of Series B Preferred Stock shall receive, the total number of shares of Series B Preferred Stock surrendered for conversion by such holder shall be aggregated.

                           (2)  On the first Dividend Payment Date on which
accrued dividends are paid in full to all holders of Series B Preferred Stock following the optional conversion pursuant to clause (vi)(a) of all or any portion of the Series B Preferred Stock, the Corporation shall pay (i) any dividends accrued on such converted Series B Preferred Stock to the date of such conversion plus (ii) any dividends accrued on any accrued and unpaid dividends (on which dividends shall accrue at a rate of 7.50% per annum, compounded quarterly) other than dividends accruing as of the last Dividend Payment Date. Accrued dividends with respect to all shares converted pursuant to clause
(vi)(b) hereof shall be paid in full on the Conversion Date out of funds legally available therefor.

                  (e) Adjustment of Conversion Price Upon Issuance of Common Stock. If and whenever after the date hereof the Corporation shall issue or sell any shares of its Common Stock (except upon conversion of the Series B Preferred Stock) for a consideration per share less than, under certain circumstances including those in paragraphs (1) through (9) below, the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced (but not increased, except as otherwise specifically provided in paragraph (3) below) to the price (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (A) the aggregate number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the aggregate number of shares of Common Stock of all classes outstanding immediately after such issue or sale.

         No adjustment of the Conversion Price, however, shall be made in an amount less than $.05 per share, but any such lesser adjustment shall be carried forward and shall be made upon the time of and together with the next subsequent adjustment, if any.

         For the purposes of this clause (vi)(e), the following paragraphs (1) through (9) shall also be applicable:

         (1) Issuance of Rights or Options - In case at any time after the date hereof the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise, except in the circumstances described in clause (vi)(f) below) any rights to subscribe for or to purchase, or any options or warrants for the purchase of, Common Stock or any stock, notes or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock, notes or securities being herein called "Convertible Securities"), whether or not such rights, options or warrants or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights, options or warrants or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights, options or warrants, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such rights, options or warrants, plus, in the case of such rights, options or warrants which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, options or warrants or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights, options or warrants) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights, options or warrants, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights, options or warrants or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights, options or warrants shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. Except as provided in paragraph (3), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights, options or warrants or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

         (2) Issuance of Convertible Securities - In case at any time after the date hereof the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share; provided, however, that (a) except as otherwise provided in paragraph (3), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this clause (vi)(e), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         (3) Change in Option Price or Conversion Rate - If the purchase price provided for in any right or option referred to in paragraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph (1) or (2), or the rate at which any Convertible Securities referred to in paragraph (1) or (2) are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price which would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such option or right referred to in paragraph (1) or the termination of any such right to convert or exchange any such Convertible Securities referred to in paragraph (1) or (2), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price which would have been in effect at the time of such expiration or termination had such right, option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been granted, issued or sold, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such right or option referred to in paragraph (1) or the rate at which any Convertible Securities referred to in paragraph (1) or (2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, if not already adjusted, forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such shares of Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

         (4) Stock Dividends - In case at any time (other than with respect to the Series B Preferred Stock and, to the extent the holders of shares of Series B Preferred Stock participate on an as-converted basis, the Common Stock) the Corporation shall declare a dividend or make any other distribution upon any class or series of stock of the Corporation payable in shares of Common Stock or Convertible Securities, any shares of Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

         (5) Consideration for Stock - Anything herein to the contrary notwithstanding, in case at any time any shares of Common Stock or Convertible Securities or any rights, options or warrants to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

         In case at any time any shares of Common Stock or any class or Convertible Securities or any rights or options to purchase any such shares of Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, in whole or in part, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined reasonably and in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case at any time any shares of Common Stock or any class or Convertible Securities or any rights or options to purchase such shares of Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair value as determined reasonably and in good faith by the Board of Directors of the Corporation of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or options, as the case may be. In case at any time any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no consideration is allocated to such rights or options by the parties thereto, such rights or options shall be deemed to have been issued for an amount of consideration equal to the fair value thereof as determined reasonably and in good faith by the Board of Directors of the Corporation.

         (6) Record Date - In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock or in Convertible Securities, or (B) to subscribe for or purchase shares of Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold as a result of the declaration of such dividend or the making or such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         (7) Treasury Shares - The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this clause (vi)(e).

         (8) Definition of Market Price - Unless otherwise set forth in this Certificate of Designation, "Market Price" shall mean the last reported sale price of the applicable security as reported by the National Association of Securities Dealers, Inc. Automatic Quotations System, National Market System, or, if the applicable security is listed or admitted for trading on a securities exchange, the last reported sales price of the applicable security on the principal exchange on which the applicable security is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Market Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Market Price on the basis of such quotations as it in good faith considers appropriate, in consultation with a nationally recognized investment bank. The Market Price shall be such price averaged over a period of 20 consecutive business days ending 2 days prior to the day as of which "Market Price" is being determined.

         (9) Adjustment to Determination of Market Price - When making the calculations and determinations described in clause (vi)(e) hereof, there shall not be taken into account (i) the issuance of Common Stock upon the exercise of options outstanding on the date this Certificate of Designation was filed with the State of Delaware for the purchase of up to 554,350 shares of Common Stock,
(ii) the issuance of any rights to subscribe for or to purchase, or any options for the purchase of, up to 1.5% of the fully diluted shares of Common Stock of the Corporation as of the date of issuance of all shares of Series A Preferred Stock or any stock or securities convertible into or exchangeable for Common Stock to officers or directors ("Officers/Directors Securities") and (iii) the issuance of any options for the purchase of Common Stock to employees of the Corporation other than officers or directors pursuant to the standard option awards program adopted by the Board of Directors of the Corporation, but excluding any discretionary awards outside of such program ("Employee Securities" and, together with the Officers/Directors Securities, the "Company Securities"); provided, that all Common Stock issuable with respect to any such Company Securities be issuable at or above the Market Price as of the date of the grant.

         (f) Liquidating Dividends; Purchase Rights. (1) In case at any time after the date hereof the Corporation shall declare a dividend upon the shares of Common Stock of any class payable otherwise than in shares of Common Stock or Convertible Securities, otherwise than out of funds legally available therefor (determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries), and otherwise than in the securities to which the provisions of clause (2) below apply, the corporation shall pay over to each holder of Series B Preferred Stock, upon conversion thereof on or after the dividend payment date, the securities and other property (including cash) which such holder would have received (together with all distributions thereon) if such holder had converted the Series B Preferred Stock held by it on the record date fixed on connection with such dividend, and the Corporation shall take whatever steps are necessary or appropriate to keep in reserve at all times such securities and other property as shall be required to fulfill its obligations hereunder in respect of the shares issuable upon the exercise or conversion of all the Series B Preferred Stock. For the purposes of the foregoing, a dividend other than in cash shall be considered payable out of funds legally available therefor, only to the extent that such earnings or retained earnings are charged an amount equal to the fair value of such dividend as determined by the Board of Directors of the Corporation.

                           (2)  If at any time or from time to time on or after
the date hereof, the Corporation shall grant, issue or sell any options or rights (other than Convertible Securities) to purchase stock, warrants, securities or other property pro rata to the holders of Common Stock of all classes ("Purchase Rights"), and if the holder shall be entitled to an adjustment pursuant to clause (vi)(e) above, then in lieu of such adjustment, each holder of Series B Preferred Stock shall be entitled, at such holder's option, to acquire (whether or not such holder's Series B Preferred Stock shall have been converted), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock issuable upon conversion of such Series B Preferred Stock immediately prior to the time or times at which the Corporation granted, issued or sold such Purchase Rights.

                  (g) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (h) Changes in Common Stock. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale, transfer or other disposition of all or substantially all of its assets to another corporation for cash or stock of such other corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale transfer or other disposition, lawful and adequate provision shall be made whereby each holder of Series B Preferred Stock shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of the Common Stock of the Corporation immediately theretofore issuable upon conversion of the Series B Preferred Stock, such shares of stock, securities or properties as may be issuable or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon conversion of the Series B Preferred Stock had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of each holder of Series B Preferred Stock to the end that the provision hereto (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holders of Series B Preferred Stock at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or properties as, in accordance with the foregoing provisions, such holders may be entitled to acquire. The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

                  (i) Certain Events. If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this clause (vi) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then such Board of Directors, acting by a vote of at least 75% of the members thereof, shall provide for the benefit of holders of shares of Series B Preferred Stock an adjustment, if any, on a basis consistent with such essential intent and principles, necessary to preserve, without dilution, the rights of the holders of the Series B Preferred Stock. Upon such vote by the Board of Directors, the Corporation shall forthwith make the adjustments described therein; provided, however, that no such adjustments shall have the effect of increasing the Conversion Price as otherwise determined pursuant to this clause (vi) except in the event of a combination of shares of the type contemplated in clause (vi)(g) and then in no event to an amount larger than the conversion price as adjusted pursuant to clause (vi)(g).

                  (j) Prohibition of Certain Actions. The Corporation shall not, without the affirmative consent or approval of the holders of shares representing 66-2/3% of the shares of Series B Preferred Stock then outstanding, voting as a single class (such consent or approval to be given by written consent in lieu of a meeting (if allowable under the Corporation's Certificate of Incorporation) or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series B Preferred Stock) (1) authorize or issue, or agree to authorize or issue, any shares of its capital stock of any class or series of preferred as to dividends or liquidation, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value in respect of participation in dividends and in the distribution of such assets or (2) authorize, issue or permit to remain outstanding any class or series of its capital stock (including, without limitation, the Common Stock but not including the Series A Preferred Stock and the Series B Preferred Stock) having the right to vote for the election of directors or in respect of any other matter, which class or series is entitled to more than one vote per share. The Corporation will not take any action which would result in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such action upon conversion of all the Series B Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                  (k) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the conversion of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series B Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similarly rights on the part of the holders of any shares of capital stock or securities of the Corporation, and free from all liens and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then effective Conversion Price. The Corporation will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation by the Corporation of any applicable law or regulation or agreement, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed. Without limiting the foregoing, the Corporation will take all such action as may be necessary to assure that, upon conversion of any of the Series B Preferred Stock, an amount equal to the lesser of (1) the par value of each share of Common Stock outstanding immediately prior to such conversion, or (2) the Conversion Price shall be credited to the Corporation's stated capital account for each share of Common Stock issued upon such conversion, and that, if clause (1) above is applicable, the balance of the Conversion Price of Series B Preferred Stock converted shall be credited to the Corporation's capital surplus account.

                  (l) Registration and Listing of Common Stock. If any shares of Common Stock required to be reserved for purposes of conversion of Series B Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or state law (other than the Securities
Act) before such shares may be issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be. Shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be registered by the Corporation under the Securities Act or similar statute then in force if required before such shares may be issued upon conversion. If and so long as the Common Stock is listed on any national securities exchange, the Corporation will, at its expense, obtain promptly and maintain the approval for listing on each such exchange upon official notice of issuance, of shares of Common Stock issuable upon conversion of the then outstanding Series B Preferred Stock and maintain the listing of such shares after their issuance; and the Corporation will also list on such national securities exchange, will register under the Exchange Act and will maintain such listing of, any other securities that at any time are issuable upon conversion of the Series B Preferred Stock, if and at the time that any securities of the same class shall be listed on such national securities exchange by the Corporation.

                  (m) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock.

                  (n) Statement of Adjustment of Conversion Price. Whenever the Conversion Price shall be adjusted as provided in clause (vi)(e) above, the Corporation shall forthwith file at its office a statement, signed by its independent certified public accounts, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by certified mail, return receipt requested, to each holder of shares of Series B Preferred Stock to such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of clause (vi)(o) below.

                  (o) Notice. In the event the Corporation shall propose to take any action of the types described in clause (vi)(e) above, the Corporation shall give notice to each holder of shares of Series B Preferred Stock which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonable necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action.

                  (p) Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Preferred Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                  (q) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

         IN WITNESS WHEREOF, Candlewood Hotel Company, Inc. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer on July 13, 1998.

                                        CANDLEWOOD HOTEL
                                          COMPANY, INC.


                                        By: /s/ Jack P. DeBoer
                                        ----------------------
                                        Name:  Jack P. DeBoer
                                        Title: Chief Executive Officer